Exhibit 99.1

Rex Energy Corporation Announces Closing of

Public Offering of Common Stock

STATE COLLEGE, PA., February 6, 2012 (GLOBE NEWSWIRE) — Rex Energy Corporation “Rex Energy” (Nasdaq: REXX) today announced the closing of its previously announced underwritten public offering of 8,050,000 million shares of common stock, including the full exercise of the underwriters’ over-allotment option of 1,050,000 shares. All shares were sold at a price of $9.25 per share.

The net proceeds of the offering to Rex Energy will be approximately $70.6 million, after deducting underwriting discounts, commissions and estimated offering expenses. Rex Energy intends to use the net proceeds of the offering to repay borrowings under its senior credit facility.

KeyBanc Capital Markets is acting as the sole book-running manager for the offering. RBC Capital Markets, SunTrust Robinson Humphrey and Wells Fargo Securities are acting as co-lead managers for the offering with Johnson Rice & Company LLC, Capital One Southcoast, Stifel Nicolaus Weisel and Rodman & Renshaw, LLC acting as co-managers.

The offering is being made pursuant to an effective shelf registration statement that Rex Energy previously filed with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting: KeyBanc Capital Markets, Attn: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114, 1-800-859-1783.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas company operating in the Appalachian and Illinois Basins within the United States.

Forward-Looking Statements

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are indicated by words such as “expected”, “expects”, “anticipates”, and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.

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For more information, please visit our website or contact:

www.rexenergy.com

Thomas Stabley

Chief Executive Officer and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

Jesse Carl

Financial Analyst

(814) 278-7045

jcarl@rexenergycorp.com